Filed Pursuant to Rule 424(b)(2)

Registration No. 333-200089

Pricing Supplement dated March 31, 2016 to the

Prospectus dated December 1, 2014

Prospectus Supplement dated December 1, 2014 and Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes Series A), dated December 1, 2014

The Bank of Nova Scotia

$1,631,000

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A

Linked to the iShares® MSCI EAFE ETF

Due April 5, 2019

The Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A, Linked to the iShares® MSCI EAFE ETF Due April 5, 2019 (the “Securities”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Securities will not be listed on any U.S. securities exchange or automated quotation system.

The Securities will not bear interest.  The amount that you will be paid on your Securities at maturity will be based on the performance of the iShares® MSCI EAFE ETF (which we refer to as the Reference Asset or Fund) as measured from the Pricing Date to and including the Calculation Day. If the Percentage Change (defined below) of the Reference Asset is negative and is below -15.00% (the Ending Price is less than the Starting Price by more than 15.00%), you will lose a portion of your investment in the Securities and may lose up to 85% of your investment depending on the performance of the Reference Asset.  Additionally, the amount you may receive for each $1,000 Principal Amount of your Securities at maturity is subject to a Capped Value of $1,300.00 per $1,000 Principal Amount of your Securities. In addition, any payment on your Securities is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the Ending Price (determined on the Calculation Day, subject to adjustment) from the Starting Price (which is the closing price of the Reference Asset on the Pricing Date), which we refer to as the Percentage Change. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the price of the Reference Asset over the life of the Securities).  At maturity, for each $1,000 Principal Amount of your Securities:

•     if the Ending Price is greater than the Starting Price (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change, times the Participation Rate of 175%, subject to the Capped Value;

•     if the Ending Price is equal to or less than the Starting Price but not by more than 15.00% (the Percentage Change is zero or negative but not below -15.00%), you will receive an amount in cash equal to $1,000; or

•     if the Ending Price is less than the Starting Price by more than 15.00% (the Percentage Change is negative and below -15.00%), you will receive less than $1,000 and have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 15.00%.  In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the Percentage Change plus 15.00%.

Following the determination of the Starting Price, the amount you will be paid on your Securities at maturity will not be affected by the closing price of the Reference Asset on any day other than the Calculation Day. You could lose up to 85% of your investment in the Securities. A percentage decrease of more than 15.00% between the Starting Price and the Ending Price will reduce the payment you will receive at maturity below the Principal Amount of your Securities. Further, the Capped Value that you could receive at maturity with respect to each $1,000 Principal Amount of your Securities (the minimum denomination) is limited to $1,300.00 per $1,000 Principal Amount of your Securities. In addition, the Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.

The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities.  The Underwriters may, but are not obligated to, purchase any Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset.  The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT, THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT OR PRODUCT PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including Wells Fargo Securities, LLC. (“WFS”) or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale.  If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-44 of the accompanying product prospectus supplement.

	Per Security	Total
Price to public[1]	100.00%	$1,631,000.00
Underwriting commissions[2]	2.04%	$33,272.40
Proceeds to The Bank of Nova Scotia[3]	97.96%	$1,597,727.60

The Securities have complex features and investment in the Securities involves certain risks.  You should refer to “Additional Risks” beginning on page P-15 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about April 5, 2016 against payment in immediately available funds.

Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.

1 The estimated value of the Securities as determined by the Bank as of the Pricing Date is $962.80 (96.28%) per $1,000 Principal Amount of the Securities. See “The Bank’s Estimated Value of the Securities” in this pricing supplement for additional information.

2 Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $20.40 (2.04%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC (“WFA”), with a selling concession of $12.50 (1.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

3 Excludes profits from hedging.  For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

CUSIP/ISIN:	CUSIP 064159HL3 / ISIN US064159HL37

Type of Securities:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A

Reference Asset:	The iShares® MSCI EAFE ETF (Bloomberg ticker symbol: “<EFA UP Equity>”)

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Security

Original Offering Price:	100% of the Principal Amount of each Security

Currency:	U.S. Dollars.

Pricing Date:	March 31, 2016

Trade Date:	March 31, 2016

Original Issue Date:	April 5, 2016

Maturity Date:

April 5, 2019. If the scheduled Calculation Day is not a trading day or if a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day so that the Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Calculation Day as postponed.

Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a percentage decrease from the Starting Price to the Ending Price of more than 15.00%.

Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $20.40 (2.04%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC (“WFA”), with a selling concession of $12.50 (1.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks—The Inclusion of Dealer

Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

If the Ending Price is greater than the Starting Price, then the Redemption Amount at Maturity will equal:

the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate x
Percentage Change) and (b) the Capped Value

If the Ending Price is greater than or equal to the Threshold Level, but less than or equal to the Starting Price, then the Redemption Amount at Maturity will equal the Principal Amount

If the Ending Price is less than the Threshold Level, then the Redemption Amount at Maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]

In this case you will have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 15%. Accordingly, you could lose up to 85% of your initial investment.

Starting Price:	$57.13

Ending Price:

The Ending Price of the Reference Asset will be determined based upon the closing price of the Reference Asset published on the Bloomberg Professional® page “EFA UP<Equity>” or any successor page on Bloomberg Professional® or any successor service, as applicable, on the Calculation Day. In certain special circumstances, the Ending Price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Securities—Unavailability of the Level of the Reference Asset on a Valuation Date” on page PS-24, “General Terms of the Securities—Market Disruption Events” beginning on page PS-25, and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:

Ending Price – Starting Price

Starting Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Threshold Level:	$48.5605 (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage).

Threshold Percentage:	15.00%

Capped Value:	$1,300.00 per $1,000 Principal Amount of the Securities, which equals the Principal Amount per Security x 130%. The Capped Value sets a cap on participation in any appreciation of the Reference Asset of 30.00%, taking into account the effect of the Participation Rate.

Participation Rate:	175%

Calculation Day:

March 29, 2019 or, if such day is not a trading day, the next succeeding trading day.

The Calculation Day could also be delayed by the occurrence of a market disruption event. If a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day, the Ending Price will equal the closing price of the Reference Asset on the first trading day following the day that would otherwise be the Calculation Day on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the seventh trading day following the originally scheduled Calculation Day, the Ending Price will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh trading day, regardless of the occurrence or continuance of the market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Ending Price that would have prevailed in the absence of the market disruption event.

Trading Day:

A “trading day” with respect to the Reference Asset means a day, as determined by the Calculation Agent, on which (i) the Sponsor is scheduled to publish the price of the Reference Asset and (ii) each Related Exchange is scheduled to be open for trading for its regular trading session.

Market Disruption Event:

For purposes of the Securities, the definition of “market disruption event” set forth in the product prospectus supplement is superseded. For purposes of the Securities, a “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A) The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which (together with any securities affected by an event described in (C) or (E) below) then comprise 20 percent or more of the price of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B) The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time for the related exchange on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C) The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values on the relevant exchanges for, securities that (together with any securities affected by an event described in (A) above or (E) below) then comprise 20 percent or more of the price of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day.

(D) The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time on such related exchange on that day.

(E) The closure on any Exchange Business Day of the relevant exchanges on which securities that (together with any securities affected by an event described in (A) or (C) above) then comprise 20 percent or more of the price of the Reference Asset are traded or any related exchange prior to its Scheduled Closing Time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the Scheduled Closing Time for such relevant exchange or related exchange, as applicable, on that day.

(F) The Sponsor fails to publish the price of the Reference Asset or any successor fund (other than as a result of the Sponsor having discontinued publication of such Reference Asset or successor fund and no successor fund being available).

(G) Any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

1)   the relevant percentage contribution of a security to the price of the Reference Asset will be based on a comparison of (x) the portion of the price of the Reference Asset attributable to that security and (y) the overall price of the Reference Asset, in each case using the official opening weightings as published by the Sponsor as part of the market opening data;

2)    the “Scheduled Closing Time” of (i) any relevant exchange on any trading day means the scheduled weekday closing time of such relevant exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours and (ii) of any related exchange on any trading day means the close of trading on such related exchange on such trading day; and

3)   an “Exchange Business Day” means any trading day on which (i) the Sponsor publishes the price of the Reference Asset and (ii) each related exchange is open for trading during its regular trading session, notwithstanding any related exchange closing prior to its Scheduled Closing Time.

Relevant Exchange:	The “relevant exchange” for any security then underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.

Related Exchange:

The “related exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Form of Securities:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

Status:

The Securities will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Redemption:

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” below.

Listing:	The Securities will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	The Depository Trust Company

Business Day:	New York and Toronto

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE REFERENCE ASSET IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE MOST OF YOUR INVESTMENT.

ADDITIONAL TERMS OF THE SECURITIES

You should read this pricing supplement together with the prospectus dated December 1, 2014, as supplemented by the prospectus supplement dated December 1, 2014 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated December 1, 2014 relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways.  You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated December 1, 2014:

http://www.sec.gov/Archives/edgar/data/9631/000089109214008992/e61582_424b3.htm

Prospectus Supplement dated December 1, 2014:

http://www.sec.gov/Archives/edgar/data/9631/000089109214008993/e61583-424b3.htm

Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes Series A), dated December 1, 2014:

http://www.sec.gov/Archives/edgar/data/9631/000089109214008995/e61585-424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

INVESTOR SUITABILITY

The Securities may be suitable for you if:

•                                          You fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.

•                                          You can tolerate a loss of up to 85% of your initial investment.

•                                          You believe that the Reference Asset will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the cap on appreciation provided by the Capped Value.

•                                          You understand and accept that your potential return is limited to the Capped Value and you would be willing to invest in the Securities based on the Capped Value.

•                                          You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.

•                                          You do not seek current income from your investment.

•                                          You are willing to hold the Securities to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Securities.

•                                          You are willing to accept the risk of exposure to the Eurozone, Australian, Asian and the Far East equity markets.

•                                          You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

•                                          You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.

•                                          You require an investment designed to guarantee a full return of principal at maturity.

•                                          You cannot tolerate a loss of up to 85% of your initial investment.

•                                          You believe that the price of the Reference Asset will decline during the term of the Securities and the Ending Price will likely decline below the Starting Price by a percentage that is greater than the Threshold Percentage, or you believe the Reference Asset will appreciate over the term of the Securities and that the appreciation, after giving effect to the Participation Rate, is likely to equal or exceed the Capped Value.

•                                          You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Securities with the Capped Value.

•                                          You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.

•                                          You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.

•                                          You are unwilling to hold the Securities to maturity, a term of approximately 36 months, or you seek an investment for which there will be a secondary market.

•                                          You are not willing to assume the credit risk of the Bank for all payments under the Securities.

•                                          You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price.

•                                          You are not willing to accept the risk of exposure to the Eurozone, Australian, Asian and the Far East equity markets.

•                                          You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review ‘‘Additional Risks’’ beginning on page P-17 of this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Securities.

EVENTS OF DEFAULT AND ACCELERATION

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Securities on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

•            the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•            the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•            no quotation of the kind referred to above is obtained, or

•            every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose notes are, rated either:

•            A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•            P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•                  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities; or

•                  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Securities by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Securities pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Securities pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Securities to holders of the Securities not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Securities are not redeemable prior to their maturity.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the Starting Price, the Ending Price or the price of the Reference Asset on the Calculation Day or on any trading day prior to the Maturity Date. All examples are based on an an aggregate Principal Amount of $1,000.00, a Threshold Percentage of 15.00% (the Threshold Level is 85.00% of the Starting Price), a Capped Value of $1,300.00 per $1,000 Principal Amount of the Securities (130.00% of the Principal Amount), and that no market disruption event occurs on the Calculation Day.  Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 175.00% x 5.00%) = $1,000.00 + $87.50 = $1,087.50

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Redemption Amount at Maturity of $1,087.50.

Example 2—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive (and the Redemption Amount at Maturity is limited by the Capped Value).

	Percentage Change:	40.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 175.00% x 40.00%) = $1,000.00 + $700.00 = $1,700.00 however, since the Capped Value is $1,300.00, the Redemption Amount at Maturity would be $1,300.00

On a $1,000.00 investment, a 40.00% Percentage Change results in a Redemption Amount at Maturity of $1,300.00.

In addition to limiting your return on the Securities, the Capped Value limits the positive effect of the Participation Rate.  If the Ending Price is greater than the Starting Price, you will participate in the performance of the Reference Asset at a rate of 175% up to the Capped Value.

Example 3—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (but not by more than the Threshold Percentage).

	Percentage Change:	-4.00%

	Redemption Amount at Maturity:	$1,000.00 (at maturity, if the Percentage Change is negative BUT the decrease is not more than the Threshold Percentage, then the Redemption Amount at Maturity will equal the Principal Amount)

	On a $1,000.00 investment, a -4.00% Percentage Change results in a Redemption Amount at Maturity of $1,000.00.

Example 4—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (and the decrease is more than the Threshold Percentage).

	Percentage Change:	-50.00%

	Redemption Amount at Maturity:	$1,000.00 + [$1,000.00 x (-50.00% + 15.00%)] = $1,000.00 - $350.00 = $650.00

	On a $1,000.00 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $650.00.

Accordingly, if the Percentage Change is negative by more than -15.00%, meaning the percentage decline from the Starting Price to the Ending Price is greater than 15.00%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 85% of your principal.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The following graph represents hypothetical returns only and is not indicative of actual results.  The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above.  Your investment may result in a loss of up to 85% of your principal at maturity.

Hypothetical Returns on the Securities

Hypothetical Ending Price	Hypothetical Percentage Change from the Starting Price to the hypothetical Ending Price	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$114.26	100.00%	$1,300.00	30.00%	8.94%
$85.70	50.00%	$1,300.00	30.00%	8.94%
$74.27	30.00%	$1,300.00	30.00%	8.94%
$68.56	20.00%	$1,300.00	30.00%	8.94%
$62.84	10.00%	$1,175.00	17.50%	5.45%
$59.99	5.00%	$1,087.50	8.75%	2.82%
$57.13 (2)	0.00%	$1,000.00	0.00%	0.00%
$54.27	-5.00%	$1,000.00	0.00%	0.00%
$51.42	-10.00%	$1,000.00	0.00%	0.00%
$48.56	-15.00%	$1,000.00	0.00%	0.00%
$45.70	-20.00%	$950.00	-5.00%	-1.70%
$45.13	-21.00%	$940.00	-6.00%	-2.05%
$42.85	-25.00%	$900.00	-10.00%	-3.48%
$28.57	-50.00%	$650.00	-35.00%	-13.86%
$14.28	-75.00%	$400.00	-60.00%	-28.33%
$0.00	-100.00%	$150.00	-85.00%	-54.22%

Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The Starting Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual Ending Price.

ADDITIONAL RISKS

An investment in the Securities involves significant risks.  In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

Risk of Loss at Maturity

Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset.  The Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 15.00%.  If the Percentage Change is negative by more than 15.00%, meaning the percentage decline from the Starting Price to the Ending Price is greater than the 15.00% Threshold Percentage, you will lose a significant portion of your initial investment in an amount equal to the negative Percentage Change in excess of the Threshold Percentage. Accordingly, you may lose up to 85% of your investment in the Securities if the percentage decline from the Starting Price to the Ending Price is greater than 15.00%.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Asset at such time is not below the Starting Price by a percentage greater than the Threshold Percentage.

Your Potential Redemption Amount at Maturity Is Limited by the Capped Value

The Redemption Amount at Maturity will not exceed the Capped Value. Therefore, if the appreciation of the Reference Asset, after taking into account the effect of the Participation Rate, exceeds the cap on appreciation provided by the Capped Value, the Securities will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Securities may be less than the return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

The Bank’s Estimated Value of the Securities is Lower than the Original Offering Price of the Securities

The Bank’s estimated value is only an estimate using several factors.  The Original Offering Price of the Securities exceeds the Bank’s estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities through a third party hedge provider, are included in the Original Offering Price of the Securities.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates

The Bank’s estimated value of the Securities is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Securities were set.  This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Securities Differ from Conventional Debt Instruments

The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

The Securities are Subject to Market Risk

The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent stocks, and the extent to which the Percentage Change is positive or negative. The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions.

An Investment in the Securities Is Subject to Risks Associated with Foreign Securities

The stocks included in the Reference Asset may be listed on a foreign stock exchange.  A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances.  These actions could limit variations in the closing price of the Reference Asset which could, in turn, adversely affect the value of the Securities.

Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the Reference Asset may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You will receive the full benefit of the Participation Rate, if any, only if you hold your Securities to maturity.

The Redemption Amount at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Calculation Day

The Redemption Amount at Maturity will be based on the Ending Price (subject to adjustments as described herein).  Therefore, for example, if the closing price of the Reference Asset declined substantially as of the Calculation Day compared to the Pricing Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the closing price of the Reference Asset prior to the Calculation Day.  Although the actual price of the Reference Asset at maturity or at other times during the term of the Securities may be higher than the Ending Price, you will not benefit from the closing price of the Reference Asset at any time other than the Calculation Day.

If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner

Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks.  Changes in the prices of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Securities.  We discuss some of the reasons for this disparity under “—The

Price at Which the Securities may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Securities is not the same as you holding the Reference Asset or Reference Asset constituent stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset or the Reference Asset constituent stocks would enjoy.

No Assurance that the Investment View Implicit in the Securities Will Be Successful

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the price of the Reference Asset will rise above the Starting Price or that the percentage decline from the Starting Price to the Ending Price will not be greater than the Threshold Percentage. The Ending Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing some or most of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned notes with terms similar to these Securities in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price you paid as provided on the cover of this pricing supplement.

The Securities are Subject to Currency Exchange Rate Risk

The Reference Asset invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the Reference Asset may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of Reference Asset. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the Reference Asset invests will be adversely affected and the value of the Securities may decrease.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Securities

The policies of MSCI Inc., the Fund sponsor (the ‘‘Sponsor’) concerning additions, deletions and substitutions of the Reference Asset constituent stocks and the manner in which the Sponsor takes account of certain changes affecting those

Reference Asset constituent stocks may adversely affect the price of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the price of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Securities.

The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of your Securities.

The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

The investment advisor, BlackRock Fund Advisors (“BFA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the Reference Asset, additions, deletions or substitutions of securities in the underlying index for the Reference Asset and the manner in which changes affecting the underlying index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable on your Securities on the Maturity Date. The amount payable on your Securities and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Reference Asset, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the Reference Asset, in which case it may become difficult or inappropriate to determine the market value of your Securities. If events such as these occur, the Calculation Agent may determine the closing price of the Reference Asset on the Valuation Date — and thus the amount payable on the Maturity Date, if any — in a manner, in its sole discretion, it considers appropriate.

The Eurozone Financial Crisis Could Negatively Impact Investors in the Securities

A number of countries in the eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations, and their financial institutions.  Countries in the eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other eurozone countries.  The economic, political, legal and regulatory ramifications of this financial crisis, including any legal or regulatory changes made in response to the crisis, are impossible to predict.  During the crisis, the USD/EUR exchange rate may be significantly more volatile than it has been in the past (as may the exchange rate between the euro and other currencies).  In response to this crisis, governments and regulatory bodies have taken, and may in the future take, extraordinary measures to intervene in the currency markets for the euro and the economies and financial institutions of the eurozone.  Increased volatility caused by the crisis and any economic, political, legal or regulatory changes made to address, or otherwise resulting from, the crisis and any intervention in the currency markets or eurozone economies could have an adverse effect on the USD/EUR exchange rate or the exchange rate between the euro and other currencies.  There is also a possibility that one or more eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the euro and other currencies and potentially the convertibility of the euro in such countries.  There is also the possibility that the euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable.  If these events were to happen, the closing price of the Reference Asset, and the value of the Securities, could be adversely affected.

There Are Risks Associated with The Reference Asset

Although the Reference Asset’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in the trading market. In addition, the Reference Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may select up to 10% of the Reference Asset’s assets to be invested in shares of equity securities that are not included in the underlying index. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the underlying index. The investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The investment advisor does not attempt to take defensive positions in declining markets.  In addition, the Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Reference Asset and The Underlying Index are Different and the Performance of the Reference Asset May Not Correlate with the Performance of the Underlying Index

The Reference Asset uses a representative sampling strategy (more fully described under “Information Regarding the Reference Asset”) to attempt to track the performance of the underlying index. The Reference Asset may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the Reference Asset is generally linked to the performance of the underlying index, the performance of the Reference Asset is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment advisor. Imperfect correlation between the Reference Asset’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, the divergence of the Reference Asset’s performance from that of the underlying index.

In addition, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the Reference Asset. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Reference Asset and the underlying index. Finally, because the shares of the Reference Asset are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the underlying index. Consequently, the return on the Securities will not be the same as investing directly in the Reference Asset or in the underlying index or in Reference Asset stocks or in the Reference Asset’s underlying assets, and will not be the same as investing in a debt security with payments linked to the performance of the underlying index.

Time Zone Differences Between the Cities Where the Underlying Assets of the Reference Asset and the Reference Asset Trade May Create Discrepancies in Trading Prices

As a result of the time zone difference between the cities where the underlying assets comprising the Reference Asset trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the underlying assets and the market value of the Securities. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the underlying assets remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trades is closed.

The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Security, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the

Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset, and (vi) time remaining to maturity. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity and the Capped Value behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100% of the Original Offering Price if you sell your Securities prior to maturity.  We anticipate that the value of the Securities will always be at a discount to the Capped Value.

The Securities Lack Liquidity

The Securities will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the Securities.  Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you.  If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset.  The Bank or one or more of our respective affiliates and/or the Underwriters  also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.

The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked Securities whose returns are linked to changes in the price or price of the Reference Asset or the Reference Asset constituent stocks.  Any of these hedging activities may adversely affect the price of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.  In addition, you should expect that these transactions will cause the Bank, our respective affiliates, and/or the Underwriters or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities.  The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.

Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities

The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may be not be consistent with your interests and may adversely affect the price of the Reference Asset and/or the value of the Securities.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.

The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset constituent stocks.  This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset constituent stocks could adversely affect the price of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities.  You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Issuers of the Reference Asset Constituent Stocks

The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities.  In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

Other Investors in the Securities May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests.  Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities.  For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Calculation Day will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Calculation Day will not be postponed by more than seven scheduled trading days.  Moreover, if the

Calculation Day is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Day, and the Calculation Agent will determine the applicable Ending Price that must be used to determine the Redemption Amount at Maturity.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” on page PS-24 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

The Calculation Agent can make anti-dilution and reorganization adjustments that affect the Redemption Amount at Maturity

For anti-dilution and reorganization events affecting the Reference Asset, the Calculation Agent may make adjustments to the Starting Price, Threshold Level and/or the Ending Price, as applicable, and any other term of the Securities. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect the Reference Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the Securities and your Redemption Amount at Maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the Calculation Agent and such determination will, under certain circumstances, be confirmed by an independent calculation expert as described further under “Appointment of Independent Calculation Experts” in the product prospectus supplement. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product prospectus supplement or herein as necessary to achieve an equitable result.  The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your Redemption Amount at Maturity, if any. See “General Terms of the Notes — Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF” in the product prospectus supplement.

Following a de-listing, liquidation or termination of the ETF, the Redemption Amount at Maturity may be based on a share of another ETF or calculated by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the ETF. See “General Terms of the Notes — Adjustments to an ETF” in the product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Sponsor

The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks.  Wells Fargo & Company, an affiliate of Wells Fargo Securities, LLC, one of the Underwriters, is one of the companies currently included in the Reference Asset.  Nevertheless, none of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks.  See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

If any dealer participating in the distribution of the Securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities.  If a participating dealer receives a concession for the sale of the Securities to you, this projected profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the Securities to you.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources or from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information derived from these sources.

iShares® MSCI EAFE ETF

The shares of the iShares® MSCI EAFE ETF (“EFA Fund”) are issued by iShares, Inc., a registered investment company.  The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  The EFA Fund trades on the NYSE Arca under the ticker symbol “EFA”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the EFA Fund.

BFA, as the investment advisor to the EFA Fund, employs a technique known as representative sampling to track the EFA Fund.  The EFA Fund generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI EAFE Index.  The EFA Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index, but which BFA believes will help the EFA Fund track the MSCI EAFE Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

We obtained the following fee information from the EFA Fund website, without independent verification.  The EFA Fund investment advisor is entitled to receive a management fee from the EFA Fund based on the EFA Fund’s allocable portion of the aggregate of the average daily net assets of the EFA Fund as follows: 0.73% per annum of the aggregate net assets less than or equal to $30.0 billion, plus 0.32% per annum of the aggregate net assets over $30.0 billion, up to and including $60.0 billion, plus 0.28% per annum of the aggregate net assets over $60.0 billion, plus 0.28% per annum of the aggregate net assets over $60.0 billion up to and including $90.0 billion, plus 0.252% per annum aggregate net assets in excess of $90.0 billion.  As of December 1, 2015 the expense ratio of the EFA Fund as of the most recent quarter end was 0.33% per annum.

Information regarding the EFA Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com.  We are not incorporating by reference the website or any material it includes into this pricing supplement, or the accompanying product prospectus supplement.

On May 30, 2008, the MSCI Global Standard Indices (which included the EFA Fund) transitioned to the MSCI Global Investable Market Indices, which—as well as MSCI Global Standard Indices—are part of MSCI International Equity Indices.  Information about this new methodology can be found at:

https://www.msci.com/eqb/methodology/meth_docs/MSCI_Nov2015_GIMIMethodology.pdf.

We are not incorporating by reference the website or any material it includes into this pricing supplement, or the accompanying product prospectus supplement.

Investment Objective and Strategy

The EFA Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities, as represented by the index.  The EFA Fund’s investment objective and the index may be changed at any time.  The return on your Securities is linked to the performance of the EFA Fund, and not to the performance of the MSCI EAFE Index on which the EFA Fund is based.  Although the EFA Fund seeks results that correspond generally to the performance of the index, the EFA Fund follows a strategy of “representative sampling,” which means the EFA Fund’s holdings do not identically correspond to the holdings and weightings of the index, and may significantly diverge from the index.  Although the EFA Fund generally invests at least 90% of its assets in some of the same securities as those contained in the index and in depositary receipts representing the same securities as those contained in the index, it does not hold all of the securities underlying the index and may invest the remainder in securities that are not contained in the index, or in other types of investments.  Additionally, when the EFA Fund purchases securities not held by the index, the EFA Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed.  Therefore, your investment in the EFA Fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the EFA Fund and the index on which it is based.

The following tables display the top holdings and weighting by sector and country of the EFA Fund as of March 30, 2016.

Country:	Percentage (%)*
Australia	6.96%
Belgium	1.45%
Denmark	1.96%
Finland	1.01%
France	9.91%
Germany	9.08%
Hong Kong	3.26%
Italy	2.17%
Japan	22.24%
Netherlands	3.07%
Singapore	1.35%
Spain	3.14%
Sweden	2.91%
Switzerland	8.98%
United Kingdom	19.17%
Other	2.28%

Sector**	Percentage (%)*
Consumer Discretionary	13.05%
Consumer Staples	12.58%
Energy	4.66%
Financials	23.44%
Health Care	11.33%
Industrials	13.18%
Information Technology	5.17%
Materials	6.62%
Telecommunications	5.09%
Utilities	3.84%
Other	1.06%

_________________________

*Information obtained from http://us.ishares.com/product_info/fund/overview/EFAEFA.htm without independent verification. A complete list of component stocks may be found at http://us.ishares.com/product_info/fund/holdings/EFA.htm. Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the EFA Fund investment advisor using criteria it has selected or developed.  Fund advisors or index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between funds or indices with different fund advisors or index sponsors, respectively, may reflect differences in methodology as well as actual differences in the sector composition of the indices

Representative Sampling

BFA uses a representative sampling strategy to track the MSCI EAFE Index.  Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index.  The EFA Fund may or may not hold all of the securities that are included in the underlying index.

Correlation

The index is a financial calculation, based on a grouping of financial instruments, that is not an investment product, while the EFA Fund is an actual investment portfolio.  The performance of the EFA Fund and the index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA Fund’s portfolio and the index resulting from legal restrictions (such as diversification requirements that apply to the EFA Fund but not to the index) or representative sampling.  A figure of 100% would indicate perfect correlation.  Any correlation of less than 100% is called “tracking error.”  The EFA Fund, using representative sampling, can be expected to have a greater tracking error than an index fund using a replication indexing strategy.  “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.  The annualized performance difference between the EFA Fund and the index measured over a period of ten years ending December 31, 2014 is 0.10%.

Industry Concentration Policy

The EFA Fund will concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), approximately the same extent that the MSCI EAFE Index is concentrated.

Creation Units

The EFA Fund issues and redeems shares at its net asset value per share only in blocks of 600,000 shares or multiples thereof (“Creation Units”).  As a practical matter, only institutions or large investors purchase or redeem Creation Units.  These transactions are usually effected in exchange for a basket of securities similar to the EFA Fund’s portfolio and an amount of cash.  Except when aggregated in Creation Units, shares of the EFA Fund are not redeemable securities.  Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the EFA Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the EFA Fund is listed or by other information providers or market data vendors.  This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day.  The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers and other market intermediaries that may trade in the portfolio securities held by the EFA Fund.  The EFA Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The MSCI EAFE Index

The information below is included only to give insight to the underlying index, the performance of which the EFA Fund attempts to mirror.  Your Securities are linked to the performance of the index and not to the underlying index and the EFA Fund may not hold the same securities as the index, and the holdings may diverge substantially.

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

On May 30, 2008, the MSCI Global Standard Indices (which included MSCI EAFE Index) transitioned to the MSCI Global Investable Markets Indices, which — as well as MSCI Global Standard Indices — are part of MSCI International Equity Indices and the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: https://www.msci.com/msci-investable-market-indexes.  We are not incorporating by reference the website or any material it includes into this Pricing Supplement, or the accompanying Product Supplement.

Index Calculation.  The MSCI EAFE Index is intended to measure large and mid cap equity market performance in the global developed markets, excluding the United States and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of March 31, 1986 and an initial value of 100.00. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market.  In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Neither we nor any of our affiliates make any representation to you as to the performance of the EFA fund.  The actual performance of the EFA fund over the life of the Securities, as well as the amount payable at maturity, may bear little relation to the historical EFA fund prices shown below.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Reference Asset, based on daily closing prices. The closing price of the Reference Asset on March 31, 2016, was $57.13.  Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.75
10/3/2011	12/30/2011	$55.57	$46.45	$49.53
1/3/2012	3/30/2012	$55.80	$49.15	$54.90
4/2/2012	6/29/2012	$55.51	$46.55	$49.96
7/2/2012	9/28/2012	$55.15	$47.62	$53.00
10/3/2012	12/31/2012	$56.88	$51.96	$56.82
1/1/2013	3/31/2013	$59.89	$56.90	$58.98
4/1/2013	6/30/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/31/2013	$67.06	$62.71	$67.06
1/2/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84

1/2/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32
10/1/2015	12/31/2015	$62.06	$57.50	$58.75
1/4/2016	3/31/2016	$57.80	$51.38	$57.13

The graph below illustrates the performance of the Reference Asset from January 2, 2004 through March 31, 2016. The dotted line represents the Threshold Level of $48.5605 which is equal to 85.00% of the closing price of the Reference Asset on March 31, 2016.  Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Securities from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Securities directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $20.40 (2.04%) per $1,000 Principal Amount of the Securities.  Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC (“WFA”), with a selling concession of $12.50 (1.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

THE BANK’S ESTIMATED VALUE OF THE SECURITIES

The Bank’s estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities.  The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt.  For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank’s or a third party hedge provider’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the Bank’s estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Securities will be lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities.  These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities.  See “Additional Risk Factors—The Bank’s Estimated Value of the Securities Will Be Lower Than the Original Offering Price (Price to Public) of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document.  Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.

Additional Information About the Terminology Used in this Pricing Supplement

This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement.  Please read this pricing supplement and the accompany prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.

“Security”	The accompanying product prospectus supplement refers to a Security as a “note”
“Original Offering Price”	The accompanying product prospectus supplement refers to the Original Offering Price as the “original issue price”
“Calculation Day”	The accompanying product prospectus supplement refers to a Calculation Day as a “valuation date”
“Capped Value”	The accompanying product prospectus supplement refers to the Capped Value as the “Maximum Redemption Amount”
“Starting Price”	The accompanying product prospectus supplement refers to the Starting Price as the “Initial Price”
“Ending Price”	The accompanying product prospectus supplement refers to the Ending Price as the “Final Price”
“Redemption Amount at Maturity”	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the “payment at maturity”
“Threshold Level”	The accompanying product prospectus supplement refers to the Threshold Level as the “Buffer Level”
“Threshold Percentage”	The accompanying product prospectus supplement refers to the Threshold Percentage the a “Buffer Percentage”
“Sponsor”	The accompanying product prospectus supplement refers to the Sponsor as the “Index Sponsor”

CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Securities, including entitlement to all payments thereunder, pursuant to this initial offering by the Bank made in connection with the original issuance of Securities and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of Securities, does not use or hold Securities in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank  (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the Securities will be in respect of a debt or other obligation to pay an amount to a person with whom the Issuer does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Security (including any amount paid at maturity in excess of the Principal Amount and interest deemed to be paid on the Security in certain cases involving the assignment, deemed assignment or other transfer of a Security to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Based in part on the published administrative position of the CRA, no portion of the interest paid or credited or deemed to be paid or credited on a Security will be “Participating Debt Interest.”

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Security, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you are the original investor in the Securities and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a financial institution or a bank,

•                  a regulated investment company or a real estate investment trust or a common trust fund,

•                  a life insurance company,

•                  a tax-exempt organization or an investor holding the Securities in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”),

•                  a person that owns Securities as part of a straddle or a hedging or conversion transaction, or who has entered into a “constructive sale” with respect to a note for tax purposes,

•                  a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•                  a trader in securities who elects to apply a mark-to-market method of tax accounting.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

Pursuant to the terms of the Securities, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the reference asset. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Securities are linked to the shares of an exchange-traded fund, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘pass-thru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder  in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “pass-thru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because you do not share in distributions made on the underlying asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had you held the underlying asset directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the “net underlying long-term capital gain” could equal the amount of long-term capital gain that you would have recognized if on the issue date of the Securities you had invested, pro rata, the principal amount of the Securities in shares of the Reference Asset and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above.

We will not attempt to ascertain whether the issuer of any underlying equity constituent would be treated as a passive foreign investment company within the meaning of Section 1297 of the Code.  If an issuer of any underlying equity constituent were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

Possible Change in Law. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2016, is $12,400). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•                  a non-resident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, you should generally not be subject to the generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain from the sale, exchange or redemption of the Securities or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

VALIDITY OF THE SECURITIES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated February 11, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 11, 2016.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 10, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 10, 2014.